UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15 (d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported): January 31, 2006
TRIPLE-S MANAGEMENT CORPORATION
(Exact Name of Registrant as Specified in Charter)

Puerto Rico (State or Other Jurisdiction of Incorporation)	000-49762 (Commission File Number)	66-0555678 (IRS Employer Identification No.)
Registrant’s telephone number, including area code: 787-749-4949
1441 F.D. Roosevelt Avenue, San Juan, Puerto Rico 00920
(Address of Principal Executive Offices and Zip Code)
Not Applicable
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 2.01 Completion of Acquisition or Disposition of Assets.
On January 31, 2006, Triple-S Management Corporation (the “Corporation”) completed the acquisition of 100% of the issued and outstanding shares of common stock of Great American Life Assurance Company of Puerto Rico, Inc. (“GA Life PR”) for $37.5 million. The closing was effected pursuant to the terms of a Stock Purchase Agreement between the Corporation and Great American Financial Resources, Inc. This transaction was initially announced by the Corporation on December 15, 2005.
A copy of the press release announcing the completion of the transaction is furnished as Exhibit 99.1 to this Current Report on Form 8-K.
Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
On January 31, 2006, the Corporation closed the issuance of $35 million of its 6.70% Senior Unsecured Notes due January 2021 (the “Notes”) in a private placement to various institutional investors pursuant to a Note Purchase Agreement.
Pursuant to the Note Purchase Agreement, the Corporation will pay interest on the outstanding balance of the Notes at the rate of 6.70% per annum from the date of the issuance of the Notes, payable monthly commencing on March 1, 2006, until such principal shall have become due payable. In the event that the Corporation’s risk-based capital ratio is less than 375% during a period of at least one year, the interest rate payable on the Notes on any interest payment date after the expiration of such year shall increase to 6.85% per annum while such condition exists. To the extent permitted by law, the Corporation will pay interest on any overdue payment (including any overdue prepayment) of principal and any overdue payment of interest, at a rate per annum equal to the greater of (i) 8.70% or (ii) 2% over the rate of interest publicly announced from time to time by Citibank, N.A., in New York City as its “base” or “prime” rate of U.S. dollar commercial loans.
The Corporation may, at its option, upon notice, as specified in the Note Purchase Agreement, redeem and prepay prior to maturity, all or any part of the Notes on or after January 1, 2011 and from time to time thereafter, at par, as specified in the Note Purchase Agreement, together with accrued and unpaid interest, if any, to the date of redemption specified by the Corporation.
The Notes shall automatically become immediately due and payable without notice upon the occurrence of an event of default involving insolvency or bankruptcy of the Corporation or any Significant Subsidiary (as defined in the Note Purchase Agreement) of the Corporation. In addition, any holder of the Notes may, at its discretion, by notice given to the Corporation, declare all the Notes held by such holder to be immediately due and payable upon occurrence of any other event of default specified in the Note Purchase Agreement. Finally, events of termination include failure to make the required payments under the Note Purchase Agreement, and failure to comply with certain business or negative covenants.
Item 9.01 Financial Statements and Exhibits.
(a)	Financial Statements of Business Acquired

The financial statements GA Life PR will be filed with the Corporation’s Annual Report on Form 10-K for the year ended December 31, 2005.

(b)	Pro Forma Financial Information

The pro forma financial information required to be filed in connection with the transaction described under Item 2.01 of this Current Report on Form 8-K will be filed with the Corporation’s Annual Report on Form 10-K for the year ended December 31, 2005.

(c)	Exhibits.

The following exhibit shall not be deemed “filed” for purposes of the Securities Exchange Act of 1934, as amended.
99.1 Press Release dated January 31, 2006.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TRIPLE-S MANAGEMENT CORPORATION

Date: February 2, 2006	By:	/s/ Ramón M. Ruiz-Comas

	Name:	Ramón M. Ruiz-Comas
	Title:	President & Chief Executive Officer

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